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                                                                   Exhibit 99.3

            SERIES B PREFERRED STOCK CONVERSION AND VOTING AGREEMENT

         THIS SERIES B PREFERRED STOCK CONVERSION AND VOTING AGREEMENT (the "Agreement") is made as of May 31, 2002, by and between FairMarket, Inc., a Delaware corporation (the "Company"), and eBay Inc., a Delaware corporation (the "Investor"). For the purposes of this Agreement, the term "Investor" includes all transferees to whom the Investor has transferred Shares, and all such transferees shall be treated together with the Investor for the purposes of this Agreement as one (1) Investor.

         WHEREAS, on May 17, 2002, the Company sold to the Investor, and the Investor purchased from the Company, 952,380 shares (the "Shares") of the Company's Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), at a purchase price of $2.10 per Share;

         WHEREAS, the rights, preferences and other terms of the Shares are set forth in the Certificate of Designations, Preferences and Rights of a Series of Preferred Stock creating the Series B Preferred Stock of the Company filed by the Company with the Secretary of State of the State of Delaware on May 17, 2002 (the "Certificate of Designations"); and

         WHEREAS, the Company and the Investor entered into a Voting and Standstill Agreement dated as of May 17, 2002 (the "Voting Agreement") relating to certain matters.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. CONVERSION OF SHARES. Notwithstanding anything to the contrary contained in the Certificate of Designations, the Investor will not convert any or all of the Shares, whether in one or more conversions and together with all prior conversions of any of the Shares, into more than 5,859,720 shares (the "Threshold Amount") of common stock, $.001 par value per share (the "Common Stock"), of the Company (with such number to be adjusted appropriately for stock splits, stock dividends, combinations and the like), unless and until the Company obtains the approval of holders of at least a majority of the voting securities of the Company, present in person or by proxy at a duly called meeting of the Company's stockholders (for which a quorum is present either in person or by proxy pursuant to the Company's by-laws), with respect to the issuance of shares of Common Stock above the Threshold Amount in accordance with applicable Nasdaq rules and regulations (the "Relevant Stockholder Approval"). In the event that any adjustments to the Conversion Price (as defined in the Certificate of Designations) occur, pursuant to the provisions of Section 7 of the Certificate of Designations, so as to create a circumstance where any or all of the Shares could be converted, whether in one or more

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conversions and together with all previous conversions, into a number of shares of Common Stock greater than the Threshold Amount: (a) the Company will use commercially reasonable efforts to solicit and obtain the Relevant Stockholder Approval (which shall include, without limitation, the Company hiring a proxy solicitor in connection therewith) within (subject to any delay resulting from the Securities and Exchange Commission's review of the proxy materials relating thereto) sixty (60) days, or such longer period as the Company reasonably and in good faith deems necessary after consultation with its legal advisors and the proxy solicitor but in no event to exceed ninety (90) days, of the happening of the final adjustment to the Conversion Price triggering the need to obtain the Relevant Stockholder Approval; and (b) the final adjustment to the Conversion Price triggering the need to obtain the Relevant Stockholder Approval shall be deemed to be a "Material Adverse Effect" pursuant to the terms and provisions of
Section 5(a)(i)(2) of the Certificate of Designations.

         2. VOTING OF SHARES. Notwithstanding anything to the contrary contained in the Certificate of Designations or in the Voting Agreement, the Investor will not vote, or attempt to vote, at any regular or special meeting of the stockholders of the Company or at any adjournments or postponements thereof or in any written consent executed in lieu of such a meeting of stockholders, any Shares in any manner which would give the Shares, in the aggregate, on an as converted to Common Stock basis or otherwise and when taken together with any shares of Common Stock which resulted from a prior conversion of any Shares, more than 1,626,016 votes (with such number to be adjusted appropriately for stock splits, stock dividends, combinations and the like) at any such meeting or with respect to any such consent.

         3. ASSIGNMENT; LIMITATIONS ON TRANSFERS. The terms and provisions of this Agreement shall bind the successors and permitted assigns of the relevant party, whether so expressed or not, and all such terms and provisions shall inure to the benefit of the successors and permitted assigns of the parties hereto, whether so expressed or not. Neither the Company nor the Investor shall be able to sell, transfer or assign any provision of this Agreement without the prior written consent of the other party. In addition to any restrictions contained in the Series B Preferred Stock Purchase Agreement dated as of May 17, 2002 (the "Purchase Agreement") by and between the Company and the Investor, the Investor agrees not to sell, assign or otherwise transfer any of the Shares except to an Affiliate (as defined in the Registration Rights Agreement dated as of May 17, 2002 by and between the Company and the Investor) of the Investor and provided that such Affiliate agrees in writing to be bound by the terms of this Agreement as an Investor.

         4. ENTIRE AGREEMENT. This Agreement, together with the agreements and documents referenced herein, constitutes the full and entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and any and all other written or oral agreements with respect to such subject matter existing prior to or contemporaneously herewith are expressly superseded and canceled.

         5. AMENDMENTS, WAIVERS AND CONSENTS. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company on the one

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hand and the Investor on the other and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof or thereof. Any term or provision hereof may only be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Investor.

         6. NOTICES AND DEMANDS. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of
Section 5.4 of the Purchase Agreement.

         7. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement. In the event that any provision of this Agreement is finally adjudicated to be unenforceable, the Company agrees to provide written notice to The Nasdaq Stock Market, Inc., Listing Qualifications, 9801 Washingtonian Boulevard, Fifth Floor, Gaithersburg, Maryland 20878, Attn:
FairMarket, Inc. Listing Agent.

         8. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument.

         9. GOVERNING LAW. This Agreement shall be deemed a contract made under the laws of the State of Delaware and all disputes, claims or controversies arising out of this Agreement or the negotiation, validity or performance hereof or the transactions contemplated herein, shall be construed under and governed by the laws of such State, without giving effect to its conflicts of laws principles.

         10. REMEDIES.

             (a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

             (b) The parties hereto agree that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware and/or the courts of The United States of America located in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any

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process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.4 of the Purchase Agreement shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or The United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

         11. NO PRESUMPTION AGAINST DRAFTSMAN. Each of the undersigned parties hereby acknowledges the undersigned parties fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

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         IN WITNESS WHEREOF, the undersigned have executed this Series B
Preferred Stock Conversion and Voting Agreement as of the day and year first above written.

                                    COMPANY:

                                    FAIRMARKET, INC.

                                    By: /s/ Janet Smith
                                        ---------------------------------------
                                        Name: Janet Smith
                                        Title: Chief Financial Officer

                                    INVESTOR:

                                    EBAY INC.

                                    By: /s/ Brian Levey
                                        ---------------------------------------
                                        Name: Brian Levey
                                        Title: Assistant Secretary


  [SIGNATURE PAGE TO SERIES B PREFERRED STOCK CONVERSION AND VOTING AGREEMENT]


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